                                                            EXHIBIT 21


                       SUBSIDIARIES OF UNOCAL CORPORATION





                                            Organized
                                              under
Name of Company                              law of
- ----------------------------------------   -----------


Union Oil Company of California, dba       California
 "UNOCAL"

 Philippine Geothermal, Incorporated       California

 Unocal International Corporation            Nevada

  Unocal Canada Limited                      Alberta

  Unocal Indonesia, Limited                  Bermuda

  Unocal Netherlands B.V.                  Netherlands

  Unocal Thailand, Limited                   Bermuda

  The indented companies are consolidated subsidiaries of Union Oil Company of California. The names of 141 subsidiaries are omitted inasmuch as such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.